Oppenheimer International Growth Fund
Period Ending 11/30/09
Exhibit 77M

On August 6, 2009, Oppenheimer International Growth Fund (the "Fund") acquired all of the net assets of Oppenheimer Baring Japan Fund, pursuant to an Agreement and Plan of Reorganization approved by the Oppenheimer Baring Japan Fund shareholders on July 31, 2009. The exchange qualified as a tax-free reorganization for federal income tax purposes.

Details of the merger are shown in the following table:

        --------------------  ---------------------   -------------------
          Exchange Ratio to - Shares of Beneficial  -    Value of Issued
        --------------------  ---------------------   ------------------- -----
                One Share of the -      Interest Issued  -          Shares of
           -                Fund            by the Fund-  Beneficial Interest -
------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-----------   ------------------    -------------------   -------------------
ClClass A  - -          0.259199  --            337,072- $          7,459,404
-----------   ------------------    -------------------   -------------------
ClClass B  - -          0.267179  --             15,633- $            330,803
-----------   ------------------    -------------------   ------------------- -
ClClass C  - -          0.267946  --             28,394- $            599,403 -
-----------   ------------------    -------------------   ------------------- -
ClClass N  - -          0.261585  --              2,289- $             49,929
-----------   ------------------    -------------------   -------------------
ClClass Y  - -          0.260760  --              7,454- $            164,205

-------------------------------------------------------------------------------


-----------------------------------
Combined Net Assets on
-----------------------------------
August 6, 2009(1)


---------     ----------------
ClClass A - - $1,120,596,874--
---------     ----------------
ClClass B - - $   74,478,475--
---------     ----------------
ClClass C     $   180,126,225
---------     ----------------
ClClass N     $    70,629,575
---------     ----------------
ClClass Y     $  1,272,888,706
---------     ----------------





1. The net assets acquired included net unrealized depreciation of $67,026 and an unused capital loss carry forward of $5,405,101, potential utilization subject to tax limitations.


For additional information, please refer to the Fund's N-14 filed with the commission on April 17, 2009, and N-14/A filed with the Commission on May 29, 2009 (333-158628), which became effective on June 11, 2009. Oppenheimer Baring Japan Fund will apply on Form N-8f to deregister as an investment company and will cease to be a registered investment company.